Exhibit 10.4
LETTER OF RESTRICTED STOCK GRANT
ORTHOLOGIC CORP. 2005 EQUITY INCENTIVE PLAN
Date
«FIRSTNAME» «LASTNAME»
«STREET» «STREET1»
«CITY», «STATE» «ZIPCODE»
RE: OrthoLogic Corp. 2005 Equity Incentive Plan
Dear                                ,
In order to provide additional incentive to selected employees, OrthoLogic Corp. (the “Company”) adopted the OrthoLogic 2005 Equity Incentive Plan (the “2005 Plan”). By means of this letter (the “Letter of Grant”), the Company is offering you a restricted stock grant pursuant to the 2005 Plan
The option granted to you hereunder shall be subject to all of the terms and conditions of the 2005 Plan, which you should carefully review. In addition, the grant is subject to the following terms and conditions:
     1.      Grant of Restricted Stock. The Company hereby grants to you an aggregate of                                 fully paid and nonassessable shares of the common stock, $.0005 par value, of the Company (the “Restricted Stock”) upon the terms and conditions hereinafter set forth. The date of grant is                                ,                 (hereinafter referred to as the “Grant Date”). On the Grant Date, you shall pay $                to the Company as the full purchase price for the Restricted Stock.
     2.      Restrictions. The Restricted Stock shall be forfeitable as described below until the shares become vested upon the following events:
•	100% of the Restricted Stock covered by this Letter of Grant shall be subject to performance vesting.

•	The period of time during which the Restricted Stock is forfeitable is referred to as the “Restricted Period.” If your employment with the Company terminates during the Restricted Period for any reason, any Restricted Stock which has not yet become vested shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to you and all your rights with respect to such Restricted Stock shall terminate.
     Upon the occurrence of a Change of Control, all restrictions relating to the Restricted Stock shall lapse; provided, however, that if the Company shall, on or before the date of such Change of

[Name]
[Date]

Control, request that Executive remain in the employ of the Company following the Change of Control, then: the restrictions on the Restricted Stock shall instead lapse as to all but 10% of the number of shares originally included in the Restricted Stock grant, and the restrictions on the remainder shall lapse upon the completion by Executive of six months service thereafter or, if earlier, the date on which the Company terminates Executive’s employment.
     3.      Rights During Restricted Period. During the Restricted Period, you shall have the right to vote the Restricted Stock and to receive cash dividends. If any stock dividend is declared upon the Restricted Stock, or there is any stock split, stock distribution, or other change in the corporate structure of the Company with respect to the Restricted Stock, the aggregate number and kind of shares covered by this grant shall be proportionately and appropriately adjusted (subject to the same restrictions applicable to the original Restricted Stock). The Restricted Stock may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by you prior to vesting.
     4.      Custody. The Restricted Stock shall be held in custody by the Company or an agent for the Company until the applicable restrictions have expired. If any certificates are issued for shares of Restricted Stock during the Restricted Period, such certificates shall bear an appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions and you agree to deliver a signed, blank stock power to the Company relating thereto. On each date that the Restricted Stock vests, the Company shall, or shall cause its transfer agent to, deliver to you a stock certificate for those vested shares. Additionally, on the final vesting date, the Company shall deliver to you the blank stock power that you signed and delivered to the Company in connection with your Restricted Stock grant.
     5.      Tax Withholding. If required by applicable regulations, the Company shall, at the time of vesting, provide you with a statement of valuation of the Restricted Stock. The Company may require, as a condition to the vesting of any shares of the Restricted Stock, that you concurrently pay to the Company any taxes which the Company is required to withhold by reason of such vesting. In lieu of part or all of such payment, you may request that the Company withhold a portion of the shares otherwise becoming vested to defray all or a portion of any applicable taxes, or request that the Company withhold the required amounts from other compensation payable to you.
     6.      Other Conditions and Limitations. Unless the shares are subject to a then effective registration statement under the Securities Act of 1933, the Company shall instruct its transfer agent to enter stop transfer orders with respect to shares, and all certificates representing the shares shall bear on the face thereof substantially the following legend:
“The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of unless registered pursuant to the provisions of that Act or an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”
     7.      Miscellaneous. Nothing herein contained shall impose any obligation on the Company or any parent or subsidiary of the Company or on you with respect to your continued employment by the Company or any parent or subsidiary of the Company.

[Name]
[Date]

     8.      Counterparts. This Letter of Restricted Stock Grant may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Letter of Restricted Stock Grant may be executed and delivered by facsimile.
     9.      Governing Law. This Letter of Restricted Stock Grant shall be subject to and construed in accordance with the law of the State of Arizona, except as may be required by the Delaware General Corporation Law or the federal securities laws. Venue for any action arising from or relating to this Agreement shall lie exclusively in Superior Court, Maricopa County, Arizona or the United States District Court for the District of Arizona, Phoenix Division. You should execute the enclosed copy of this Letter of Restricted Stock Grant and return it to the Company as soon as possible. The additional copy is for your records.
     10.      Relationship to 2005 Plan. This Letter of Restricted Stock Grant is subject to the terms, conditions and definitions of the 2005 Plan. To the extent that the terms, conditions and definitions of this Letter of Grant are inconsistent with the terms, conditions and definitions of the 2005 Plan, the terms, conditions and definitions of the 2005 Plan shall govern. You hereby accept this grant subject to all terms and provisions of the 2005 Plan. You agree to accept as binding, conclusive and final all decisions or interpretations of the Board or any committee appointed by the Board upon any questions arising under the 2005 Plan.

Very truly yours, ORTHOLOGIC CORP.
By:
John M. Holliman, III
Executive Chairman

ACCEPTED AND AGREED TO:

Date: